EXHIBIT 99

Anadarko Names Jim Larson CFO
Tuesday December 9, 8:20 am ET

HOUSTON--(BUSINESS WIRE)--Dec. 9, 2003--Anadarko Petroleum Corporation (NYSE:APC) announced today Jim Larson has been named senior vice president, finance and chief financial officer.

Larson, currently senior vice president, finance, will report to Jim Hackett, Anadarko president and CEO.

"Jim Larson has been a valued member of Anadarko's management team for many years and I'm looking forward to working with him in his new role," Hackett said. "I'm confident his depth of knowledge and broad financial experience will serve the company well."

Larson joined Panhandle Eastern Pipe Line Company (the former parent of Anadarko Petroleum Corporation) in 1981 as assistant director of taxes and was promoted to director of taxes in 1982. In 1983 he was named assistant controller of Anadarko and was promoted to controller in 1986. In 1995 he added the title of vice president and was named senior vice president in 2002.

Larson attended the University of Iowa where he earned his bachelor of business administration degree in 1972. He is active in a number of professional organizations including the Tax Executives Institute, The American Institute of Certified Public Accountants and the Financial Executives Institute.

Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria, Qatar and Venezuela and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

Contact:

     Anadarko Petroleum Corporation, Houston
     Media Contacts
     Teresa Wong, 832-636-1203
     teresa_wong@anadarko.com
     or
     Lee Warren, 832-636-3321
     lee_warren@anadarko.com
     or
     Investor Contacts
     David Larson, 832-636-3265
     david_larson@anadarko.com
     or
     Stewart Lawrence, 832-636-3326
     stewart_lawrence@anadarko.com

Source: Anadarko Petroleum Corporation